EXHIBIT 10.11.4
                        SEVENTH AMENDMENT TO
                       THE COCA-COLA COMPANY
                     SUPPLEMENTAL BENEFIT PLAN


WHEREAS, pursuant to Section 7.5 of The Coca-Cola Company Supplemental Benefit Plan (the "Plan") the Corporate Retirement Plan Administrative Committee (the "Committee") has the authority to amend the Plan;

WHEREAS, the Committee wishes to amend the Plan for purposes of clarifying the eligibility of certain employees to participate in the Plan and making other clarifying changes; and

WHEREAS, the Chairman of the Committee is authorized by resolution of the Committee to execute such amendment and take all other necessary actions in connection therewith;

NOW THEREFORE, the Plan hereby is amended as follows:

                                  1.

Effective as of January 1, 1999, Section 5.1(c) of the Plan shall be deleted and a new section 5.1(c) shall read as follows:

(c) For purposes of this Section 5.1, the Pension Benefit of a Participant shall be calculated based on the participant's compensation that is considered under the Employee Retirement Plan of The Coca-Cola Company in calculating his Retirement Income, without regard to the limitation of Section 401(a)(17) of the code. If a Participant was on an Approved Leave of Absence, as defined under the Employee Retirement Plan of The Coca-Cola Company, for the purpose of working for another entity within The Coca-Cola system, his Pension Benefit under this Plan shall be calculated based on compensation paid as follows: compensation during the Approved Leave of Absence shall be the greater of i) compensation as determined under the first sentence of this paragraph 5.1(c) or ii) compensation actually paid to the Participant by the other entity within The Coca-Cola system during the Approved Leave of Absence, subject to the same inclusions and exclusions to "Benefit Compensation" as under the Employee Retirement Plan of The Coca-Cola Company, but without regard to the limitation of
Section 401(a)(17) of the code. The Committee may require that the Participant provide satisfactory evidence of such compensation.


                                  2.

Effective as of January 1, 2000, Section 5.2(c) of the Plan shall be deleted and a new section 5.2(a) shall read as follows:


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5.2	DISTRIBUTION OF PENSION BENEFIT

        (a)     The Pension Benefit, as determined in accordance with
        Section 5.1, shall [be] payable in monthly increments on the first day of the month concurrently with and in the same manner as the Participant's Retirement Income under the Qualified Pension Plan. If the Participant's Pension Benefit is less than $50 per month, as calculated in the form of a Life Annuity, the present value of the Pension Benefit may be paid in a lump sum or the Pension Benefit may be paid in quarterly, semi-annual, or annual payments, as the Committee may designate. The Beneficiary of a Participant's Pension Benefit shall be the same as the beneficiary of the Participant's Retirement Income under the Qualified Pension Plan unless the Participant designates otherwise. Such designation is subject to the approval of the Committee.

Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Sixth Amendment.



                                        CORPORATE RETIREMENT PLAN
                                        ADMINISTRATIVE COMMITTEE


                                        By: /s/ Peggy F. Horn
                                        Chairman

ATTEST:                                 Date: 1/24/2000


/s/ Barbara S. Gilbreath
Secretary